Exhibit (a)(2)

THE COMMUNITY REINVESTMENT ACT
QUALIFIED INVESTMENT FUND

AMENDMENT NO. 1
To
AGREEMENT AND DECLARATION OF TRUST

WHEREAS, Article IX, Section 9.8, of the Agreement and Declaration of Trust dated January 14, 1999 (the “Trust Instrument”) of The Community Reinvestment Act Qualified Investment Fund (the “Trust”) provides that, except as specifically provided therein, the Trustees of the Trust may, without shareholder vote, amend or otherwise supplement the Trust Instrument by making an amendment, a Trust Instrument supplemental thereto or an amended and restated trust instrument;

NOW, THEREFORE, the undersigned, being all of the Trustees of the Trust, (1) hereby amend the Trust Instrument by changing the name of the Trust from “The Community Reinvestment Act Qualified Investment Fund” to “Community Capital Trust”, and (2) hereby determine that the foregoing amendment shall be effective as of May 29, 2013.

WITNESS our hands as of the 25th day of January, 2013.

/s/ John E. Taylor	/s/ Robert O. Lehrman
John E. Taylor	Robert O. Lehrman

/s/ Burton Emmer	/s/ Heinz Reihl
Burton Emmer	Heinz Reihl

/s/ Irvin M. Henderson
Irvin M. Henderson